EX-99.(a)(12)

TRUST FOR CREDIT UNIONS

Certificate of Name Change

The undersigned, being a duly elected and acting Trustee of Trust for Credit Unions (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.3 of the Third Amended and Restated Declaration of Trust dated November 25, 2014 (the “Declaration of Trust”), and by the affirmative vote of all of the Trustees at a meeting duly called and legally held on October 16, 2015 at which a quorum was present and acting throughout, the Declaration of Trust was amended as set forth below:

1. The name of the series heretofore established and designated the “Money Market Portfolio” was changed to the “Government Money Market Portfolio”; and

2. That said amendment to the Declaration of Trust was effective as of December 29, 2015.

The Trustees further authorized and empowered that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Trust be, and each of them thereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver any and all documents, and take all such actions, as are appropriate or desirable for the implementation the foregoing name change.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 16th day of March, 2016.

TRUST FOR CREDIT UNIONS

By:	/s/ Eugene O’Rourke
Name:	Eugene O’Rourke
Its:	Trustee